Pricing Supplement No. 3578
PROSPECTUS Dated September 5, 2000   Dated: October 18, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated September 7, 2000    No.'s 333-87367 and 333-40880

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    October 16, 2000

Settlement Date (Original Issue Date): November 6, 2000

Maturity Date: November 6, 2015

Principal Amount (in Specified Currency): USD50,000,000.00

Price to Public (Issue Price): 100%

Agent's Discount or Commission:1.50%

Net Proceeds to Issuer:  $49,250,000.00

Interest Rate Per Annum: 7.50%

Interest Payment Date(s):

       X     Monthly on the 6th of each month commencing December
       6,  2000  (with  respect to the period from and  including
       November 6, 2000 to but excluding December 6, 2000) and on the Maturity Date.

       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
   Initial  Redemption  Date: November 6th,  2001,  and  on  each
Interest  Payment  Date thereafter (see       "Additional  Terms-
Optional Redemption below")
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate) Page 2
                           Pricing Supplement No. 3578
                           Dated October 18, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s 333-87367 and 333-40880

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part on November 6, 2001 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the redemption date.

                           (Fixed Rate)
                           Page 3
                           Pricing Supplement No. 3578
                           Dated October 18, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s 333-87367 and 333-40880


Additional Information:

   General.

  At July 1, 2000, the Company had outstanding indebtedness totaling $189.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at July 1, 2000 excluding subordinated notes payable after one year was equal to $188.732 billion.

Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
                                               Six   Months ended
           Year       Ended       December 31,    July 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60               1.61

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

   The  Notes  are being purchased by Salomon Smith Barney,  (the
"Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 1.50% of the principal amount of the Notes.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.